EXHIBIT 19.1

SEMLER SCIENTIFIC, INC

INSIDER TRADING POLICY

This memorandum sets forth the policy of Semler Scientific, Inc. (the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Insider Trading Policy (the “Insider Trading Policy”) is designed to prevent insider trading or the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is your obligation to understand and comply with this Insider Trading Policy.

PART I. OVERVIEW

A.	To Whom does this Insider Trading Policy Apply?

This Insider Trading Policy is applicable to the Company’s directors, officers, employees and certain designated consultants and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

In addition, all directors, officers, employees and certain designated consultants must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”) (collectively, and solely for the purposes of this Insider Trading Policy, these persons are referred to as “Insiders”). Generally, the Trading Procedures establish trading windows outside of which the persons covered by the Trading Procedures will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are required to comply with the Trading Procedures.

This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

●	your spouse, child, parent, significant other or other family member, in each case, living in the same household;
●	all trusts, family partnerships and other types of entities formed for the benefit of an Insider or for the benefit of a family member over whom you have the ability to influence or direct investment decisions concerning securities;
●	all persons who execute trades on your behalf; and

●	all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the later of: (1) the second trading day following the public filing of the quarterly report for the fiscal quarter (or for the fourth quarter, the annual report for the fiscal year) in which you leave the Company or (2) the second trading day after any material nonpublic information known to you has become public or is no longer material.

B.	What is Prohibited by this Insider Trading Policy?

It is generally illegal for you to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

●	trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;
●	giving trading advice of any kind about the Company; and
●	disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

This Insider Trading Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

C.	What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with a Compliance Officer.

“Material” Information

Information about the Company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

●	projections of future earnings or losses, or other earnings guidance;
●	earnings or revenue that are inconsistent with the consensus expectations of the investment community;
●	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
●	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
●	changes in management or the Board of Directors;
●	significant actual or threatened litigation or governmental investigations or major developments in such matters;
●	a cybersecurity incident;

●	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
●	announcements regarding collaborations, licenses or regulatory matters;
●	changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;
●	potential defaults under the Company’s credit agreements or indentures, if any, or the existence of material liquidity deficiencies; and
●	bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The Securities and Exchange Commission (the “SEC”) has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, or by other means that are reasonably designed to provide broad public access.

Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the close of trading on the second full trading day following the Company’s public release of the information (which for purposes of quarterly or annual earnings will be the filing of the quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be).

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Friday.

D.	What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Attorneys, pursue insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

●	disgorgement of the profit gained or loss avoided by the trading;
●	payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;
●	payment of criminal penalties of up to $5.0 million;
●	payment of civil penalties of up to three times the profit made or loss avoided; and
●	imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties of up to the greater of $2.2 million or three times the profit made or loss avoided, as well as criminal penalties of up to $25.0 million, and could under certain circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E.	How Do You Report a Violation of this Insider Trading Policy?

If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with a Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to either Compliance Officer. The Chief Executive Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that either Compliance Officer is unable or unavailable to perform such duties.

The Company has designated its Chief Financial Officer as its Insider Trading Compliance Officer (the “Compliance Officer").

PART II. TRADING PROCEDURES

A.	Special Trading Restrictions Applicable to Insiders

In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.	No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from a Compliance Officer in accordance with the procedures set forth below.

Unless otherwise advised, the four trading windows consist of the periods that begin after market close on the second full trading day following the Company’s filing of its quarterly report on Form 10-Q or annual report on Form 10-K, as the case may be, announcing its quarterly or annual earnings and end at the close of business on the 15th day before the end of the then- current quarter (e.g., March 16th, June 15th, September 15th and December 16th). Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) in accordance with the procedure for waivers as described below.

2.	Prohibited Transactions
●	No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
●	No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
●	No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.

●	No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

3.	Gifts.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee (recipient) agrees not to sell the shares until such time as the Insider can sell.

B.	Pre-Clearance Procedures

No Insider may trade in Company securities unless the trade has been approved by a Compliance Officer in accordance with the procedures set forth below. A Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. A Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his or her own trades from the other Compliance Officer or the Chief Executive Officer.

1.	Procedures. No Insider may trade in Company securities until:
●	The Insider has notified a Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by a Compliance Officer at least two (2) business days prior to the intended trade date;
●	The Insider has certified to a Compliance Officer in writing prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
●	The Insider has informed a Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
●	A Compliance Officer or his or her designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via digitally-signed electronic mail.

Neither Compliance Officer assumes the responsibility for, and approval from a Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading or any violations of Section 16(b) or Rule 144.

2.	Additional Information.

Insiders shall provide to a Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by a Compliance Officer.

3.	No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate a Compliance Officer to approve any trade requested by an Insider. A Compliance Officer may reject any trading request at his or her sole discretion.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by a Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, a Compliance Officer may determine not to approve any transactions in the Company’s securities. A Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.

4.	Completion of Trades.

After receiving written clearance to engage in a trade signed by a Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request.

5.	Post-Trade Reporting.

Any transactions in the Company’s securities by an Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) must be reported to a Compliance Officer by completing the “Confirmation of Transaction” section of the Stock Transaction Request form attached to this Insider Trading Policy on the same day in which such a transaction occurs. Each report an Insider makes to a Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such Insider’s broker send) duplicate confirmations of trades to a Compliance Officer if such information is received by a Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.	Exemptions
1.	Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to a Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

●	satisfy the requirements of Rule 10b5-1 and any Company policies related to Rule 10b5-1 Plans;
●	be documented in writing;
●	be established during a trading window when such Insider does not possess material, nonpublic information; and
●	be pre-approved by a Compliance Officer.

Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to a Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

A Compliance Officer may refuse to approve a Rule 10b5-1 Plan as he or she deems appropriate including, without limitation, if he or she determines that such plan does not satisfy the requirements of Rule 10b5-1.

Any modification of an Insider’s prior Rule 10b5-1 Plan requires pre-approval by a Compliance Officer. A modification must occur during a trading window and while such Insider is not aware of material, nonpublic information.

2.	Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker- assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

D.	Waivers

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.

PART III. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Insiders and to any new directors, officers, employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto must be returned within ten (10) days of receipt to:

Chief Financial Officer Semler Scientific, Inc. 2340-2348 Walsh Avenue

Suite 2344

Santa Clara, California 95051

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, officers, and employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by a Compliance Officer or his or her designee.

***

Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officers.

ADOPTED:September 2, 2021

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Semler Scientific, Inc.’s Insider Trading Policy, I hereby notify Semler Scientific, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name:
INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring☐Acquisition through employee benefit plan (please specify):
shares:
☐Purchase through a broker on the open market
☐Other (please specify):
INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling	☐Sale through employee benefit plan (please specify):
shares:
☐Sale through a broker on the open market
☐Other (please specify):

SECTION 16  RULE 144 (Not applicable if transaction requested involves a purchase)

☐I am not subject to Section 16.☐I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted

securities” (as such terms are defined under Rule 144 under

☐To the best of my knowledge, Ithe Securities Act of 1933, as amended). have not (and am not deemed to have) engaged in an opposite☐To the best of my knowledge, the transaction requested above way transaction within thewill meet all of the applicable conditions of Rule 144. previous 6 months that was not exempt from Section 16(b) of☐The transaction requested is being made pursuant to an the Exchange Act.effective registration statement covering such transaction.

☐None of the above.☐None of the above.

Date

Signature of Compliance Officer (or designee)

AUTHORIZED APPROVAL

Date

Insider’s Signature

CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Statement of Company Policy on Insider Trading and Disclosure and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination.

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Semler Scientific, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” (including such persons listed below). I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

Date:  Signature:

Name:

Title:

Exhibit 10.7

SEMLER SCIENTIFIC, INC.

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT,

AND ARBITRATION AGREEMENT

As a condition of my employment with Semler Scientific, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Semler Scientific, Inc. At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (this “Agreement”):

1.	At-Will Employment.

I UNDERSTAND AND ACKNOWLEDGE THAT MY EMPLOYMENT WITH THE COMPANY IS FOR NO SPECIFIED TERM AND CONSTITUTES “AT-WILL” EMPLOYMENT. I ALSO UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS IN WRITING AND SIGNED BY THE PRESIDENT OR CEO OF THE COMPANY. ACCORDINGLY, I ACKNOWLEDGE THAT MY EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE OR FOR ANY OR NO CAUSE, AT MY OPTION OR AT THE OPTION OF THE COMPANY, WITH OR

WITHOUT NOTICE. I FURTHER ACKNOWLEDGE THAT THE COMPANY MAY MODIFY JOB TITLES, SALARIES, AND BENEFITS FROM TIME TO TIME AS IT DEEMS NECESSARY.

2.	Confidential Information.
A.Company Information. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and will not use (except for the benefit of the Company during my employment) or disclose to any person, firm, or corporation (without written authorization of the President, CEO, or the Board of Directors of the Company) any Company Confidential Information. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that “Company Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of mine or of others. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B.Former Employer Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former or concurrent employer or other person or entity. I further agree that I will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.
C.Third Party Information. I recognize that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.
3.	Inventions.
A.Inventions Retained and Licensed. I have attached hereto as Exhibit A, a list describing all inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that were conceived in whole or in part by me prior to my employment with the Company and to which I have any right, title, or interest, which are subject to California Labor Code Section 2870 (attached hereto as Exhibit B), and which relate to the Company’s proposed business, products, or research and development (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement. If, in the course of my employment with the Company, I incorporate into or use in connection with any product, process, service, technology, or other work by or on behalf of the Company any Prior Invention, I hereby grant to the Company a non-exclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Invention without restriction, including, without limitation, as part of or in connection with such product, process, service, technology, or other work, and to practice any method related thereto.

B.Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and agree to assign and hereby do irrevocably assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks, or trade secrets, whether or not patentable or registrable under patent, copyright, or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, except as provided in Section 3.F below (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.
C.Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights," “artist’s rights," “droit moral," or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any right to identification of authorship or limitation on subsequent modification that I may have in the assigned Inventions.
D.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to and remain the sole property of the Company at all times.
E.Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Inventions and any rights relating thereto, and testifying in a suit or other proceeding relating to such Inventions and any rights relating thereto. I further agree that my obligations under this Section 3E shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature with respect to any Inventions, including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead, to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if executed by me.

F.Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and are not otherwise disclosed on Exhibit A.
4.	Conflicting Employment.
A.Current Obligations. I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.
B.Prior Relationships. Without limiting Section 4.A, I represent that I have no other agreements, relationships, or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action,

except as prohibited by law.

5.Returning Company Documents. Upon separation from employment with the Company or on demand by the Company during my employment, I will immediately deliver to the Company, and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by me pursuant to my employment with the Company, obtained by me in connection with my employment with the Company, or otherwise belonging to the Company, its successors, or assigns, including, without limitation, those records maintained pursuant to Section 3.C. I also consent to an exit interview to confirm my compliance with this Section 5.
6.Termination Certification. Upon separation from employment with the Company, I agree to immediately sign and deliver to the Company the “Termination Certification” attached hereto as Exhibit C. I also agree to keep the Company advised of my home and business address for a period of three (3) years after termination of my employment with the Company, so that the Company can contact me regarding my continuing obligations provided by this Agreement.
7.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this Agreement.
8.Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity. I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2A.
9.Conflict of Interest Guidelines. I agree to diligently adhere to all policies of the Company, including the Company’s insider’s trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit D hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10.Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.
11.Audit. I acknowledge that I have no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.
12.	Arbitration and Equitable Relief.
A.Arbitration. IN CONSIDERATION OF MY EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES, AND MY RECEIPT OF THE COMPENSATION, PAY RAISES, AND OTHER BENEFITS PAID TO ME BY THE COMPANY, AT PRESENT AND IN THE FUTURE, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER, OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM MY EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF MY EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION UNDER THE ARBITRATION RULES SET FORTH IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 THROUGH 1294.2, INCLUDING SECTION 1281.8 (THE “ACT”), AND PURSUANT TO CALIFORNIA LAW. THE FEDERAL ARBITRATION ACT SHALL CONTINUE TO APPLY WITH FULL FORCE AND EFFECT NOTWITHSTANDING THE APPLICATION OF PROCEDURAL RULES SET FORTH IN THE ACT. DISPUTES THAT I AGREE TO ARBITRATE, AND THEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY, INCLUDE ANY STATUTORY CLAIMS UNDER LOCAL, STATE, OR FEDERAL LAW, INCLUDING, BUT NOT LIMITED TO, CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE OLDER WORKERS BENEFIT PROTECTION ACT, THE SARBANES-OXLEY ACT, THE WORKER ADJUSTMENT AND RETRAINING

NOTIFICATION ACT, THE CALIFORNIA FAIR EMPLOYMENT AND

HOUSING ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE CALIFORNIA FAMILY RIGHTS ACT, THE CALIFORNIA LABOR CODE, CLAIMS OF HARASSMENT, DISCRIMINATION, AND WRONGFUL TERMINATION, AND ANY STATUTORY OR COMMON LAW CLAIMS. I FURTHER UNDERSTAND THAT THIS AGREEMENT TO ARBITRATE ALSO APPLIES TO ANY DISPUTES THAT THE COMPANY MAY HAVE WITH ME.

B.Procedure. I AGREE THAT ANY ARBITRATION WILL BE ADMINISTERED BY JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (THE “JAMS RULES”). I AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, MOTIONS TO DISMISS AND DEMURRERS, AND MOTIONS FOR CLASS CERTIFICATION, PRIOR TO ANY ARBITRATION HEARING. I ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. I AGREE THAT THE DECREE OR AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED AS A FINAL AND BINDING JUDGMENT IN ANY COURT HAVING JURISDICTION THEREOF. I UNDERSTAND THAT THE COMPANY WILL PAY FOR ANY ADMINISTRATIVE OR HEARING FEES CHARGED BY THE ARBITRATOR OR JAMS EXCEPT THAT I SHALL PAY ANY FILING FEES ASSOCIATED WITH ANY ARBITRATION THAT I INITIATE, BUT ONLY SO MUCH OF THE FILING FEES AS I WOULD HAVE INSTEAD PAID HAD I FILED A COMPLAINT IN A COURT OF LAW. I AGREE THAT THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THAT THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO RULES OF CONFLICT OF LAW. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. I AGREE THAT THE DECISION OF THE ARBITRATOR SHALL BE IN WRITING. I AGREE THAT ANY ARBITRATION UNDER THIS AGREEMENT SHALL BE CONDUCTED IN SANTA CLARA COUNTY, CALIFORNIA.
C.Remedy. EXCEPT AS PROVIDED BY THE ACT AND THIS AGREEMENT, ARBITRATION SHALL BE THE SOLE, EXCLUSIVE, AND FINAL REMEDY FOR ANY DISPUTE BETWEEN ME AND THE COMPANY. ACCORDINGLY, EXCEPT AS PROVIDED FOR BY THE ACT AND THIS AGREEMENT, NEITHER I NOR THE COMPANY WILL BE PERMITTED TO PURSUE COURT ACTION REGARDING CLAIMS THAT ARE SUBJECT TO ARBITRATION.
D.Administrative Relief. I UNDERSTAND THAT THIS AGREEMENT DOES NOT PROHIBIT ME FROM PURSUING AN ADMINISTRATIVE CLAIM WITH A LOCAL, STATE, OR FEDERAL ADMINISTRATIVE BODY OR GOVERNMENT AGENCY THAT IS AUTHORIZED TO ENFORCE OR ADMINISTER LAWS RELATED TO EMPLOYMENT,

INCLUDING, BUT NOT LIMITED TO, THE DEPARTMENT OF FAIR EMPLOYMENT AND HOUSING, THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION, THE NATIONAL LABOR RELATIONS BOARD, OR THE WORKERS’ COMPENSATION

BOARD.THIS AGREEMENT DOES, HOWEVER, PRECLUDE ME FROM PURSUING COURT ACTION REGARDING ANY SUCH CLAIM, EXCEPT AS PERMITTED BY LAW.

E.Voluntary Nature of Agreement. I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.
13.	General Provisions.
A.Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California without giving effect to any choice-of-law rules or principles that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, I hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against me by the Company.
B.Entire Agreement. This Agreement, together with the Exhibits herein and any executed written offer letter between me and the Company, to the extent such materials are not in conflict with this Agreement, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President or CEO of the Company and me. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.
C.Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
D.Successors and Assigns. This Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, sale of assets or stock, or otherwise.

E.Waiver. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
F.Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.
G.Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Date: 05/02/2022

/s/Renae Cormier

Signature

Renae Cormier

Name of Employee (typed or printed)

Company:

/S/ Lora Kelly

Signature

Lora Kelly, Human Resources Generalist  Name (typed or printed)

Exhibit A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

✔_ No inventions or improvements

 Additional Sheets Attached

Signature of Employee: /S/ Renae Cormier

Print Name of Employee: Renae Cormier

DDate:

05/02/2002

Exhibit B

CALIFORNIA LABOR CODE SECTION 2870 INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)	Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

Exhibit C

SEMLER SCIENTIFIC, INC. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, any other documents or property, or reproductions of any and all aforementioned items belonging to Semler Scientific, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants, or licensees.

I also agree that for twelve (12) months from this date, I will not either directly or indirectly solicit any of the Company’s employees to leave their employment, or to enter into an employment, consulting, contractor, or other relationship with any other person, firm, business entity, or organization (including with myself). I agree that nothing in this paragraph shall affect my continuing obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 2A thereof.

After leaving the Company’s employment, I will be employed by in the position of: .

Signature of employee

Print name

Date

Address for Notifications:

Exhibit D

SEMLER SCIENTIFIC, INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of Semler Scientific, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1.Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement elaborates on this principle and is a binding agreement.)
2.Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.
3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.
4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.
5.	Initiating or approving any form of personal or social harassment of employees.
6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.
7.	Borrowing from or lending to employees, customers, or suppliers.
8.	Acquiring real estate of interest to the Company.
9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.
11.	Making any unlawful agreement with distributors with respect to prices.
12.Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.
13.	Engaging in any conduct that is not in the best interest of the Company.

Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.